Exhibit 10.1

AMENDMENT NO. 1 TO CREDIT AGREEMENT

THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT (this "Amendment") is made and entered into as of April 18, 2017, by and among PERNIX THERAPEUTICS HOLDINGS, INC., a Maryland corporation ("Parent"), PERNIX THERAPEUTICS, LLC, a Louisiana limited liability company ("Therapeutics"), PERNIX SLEEP, INC., a Delaware corporation ("Sleep"), CYPRESS PHARMACEUTICALS, INC., a Mississippi corporation ("Cypress"), GAINE, INC., a Delaware corporation ("Gaine"), RESPICOPEA INC., a Delaware corporation ("Respicopea"), MACOVEN PHARMACEUTICALS, L.L.C., a Louisiana limited liability company ("Macoven"), HAWTHORN PHARMACEUTICALS, INC., a Mississippi corporation ("Hawthorn"; together with Parent, Therapeutics, Sleep, Cypress, Gaine, Respicopea and Macoven, are referred to hereinafter each individually as a "Borrower", and individually and collectively, jointly and severally, as the "Borrowers"), the lenders under the Credit Agreement (as hereinafter defined) party hereto (the "Lenders") and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, "Agent").

W I T N E S S E T H:

WHEREAS, the Borrowers, the Lenders, and the Agent are parties to that certain Credit Agreement, dated as of August 21, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement, as amended hereby), pursuant to which, among other things, the Lenders agreed, subject to the terms and conditions set forth in the Credit Agreement, to make certain loans and other financial accommodations to the Borrowers; and

WHEREAS, the Borrowers, the Lenders party hereto and the Agent have agreed to amend certain provisions of the Credit Agreement.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrowers, the Lenders party hereto and the Agent agree as follows:

  Amendments. Effective upon satisfaction of the conditions precedent set forth in Section 3, and in reliance upon the representations and warranties of the Loan Parties set forth in this Amendment and the other Loan Documents, the Credit Agreement is hereby amended as follows:

  (a) The following definitions are hereby added to Schedule 1.1 of the Credit Agreement in alphabetical order:

  "Acceptable Restructuring" shall mean a restructuring or refinancing of the Borrowers' existing indebtedness or a financing transaction, in each case sufficient to enable the Borrowers to pay in full in cash all of the Obligations on or before the Outside Transaction Closing Date.

  "Acceptable Sale" shall mean a sale to any Person(s) of all or any of the Borrowers' businesses and assets in one or a series of transactions that generates sufficient proceeds to pay in full in cash all of the Obligations substantially concurrently with the consummation of, such sale and at the closing of which all commitments to provide loans or other extensions of credit to any and all of the Borrowers shall be terminated.

  "Amendment No. 1" means that certain Amendment No. 1 to Credit Agreement, dated as of April 18, 2017, among the Borrowers, the Lenders and the Agent.

  "Amendment No. 1 Effective Date" means April 18, 2017.

  "Investment Banker" shall mean Perella Weinberg Partners or such other an investment banking firm selected by the Borrowers and reasonably acceptable to the Lender Parties.

  "Investment Banker Engagement Letter" shall mean the written agreement among the Borrowers, on the one hand, and the Investment Banker, on the other hand, which sets forth the terms and conditions of the engagement of the Investment Banker with respect to assisting the Borrowers with the marketing, negotiation, documentation and consummation of an Acceptable Sale or Acceptable Restructuring in accordance with the terms of this Agreement. Such agreement shall not be amended, restated or otherwise modified without the prior written consent of Agent and the Required Lenders in their sole discretion.

  "Outside Transaction Closing Date" means July 31, 2017.

  (b) The following definitions in Schedule 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

  "Applicable Margin" means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Excess Availability of Borrowers for the most recently completed month; provided, that for the period from the Closing Date through and including September 30, 2015, the Applicable Margin shall be set at the margin in the row styled "Level III"; provided further, that from and after the Amendment No. 1 Effective Date the Base Rate Margin shall equal 3% and the LIBOR Rate Margin shall equal 4%:

Level	Average Excess Availability	Applicable Margin Relative to Base Rate Loans (the "Base Rate Margin")	Applicable Margin Relative to LIBOR Rate Loans (the "LIBOR Rate Margin")
I	> $25,000,000	0.50%	1.50%
II	< $25,000,000 and > $10,000,000	0.75%	1.75%
III	< $10,000,000	1.00%	2.00%

  "Revolver Commitment" means, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender's name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement; provided, however, that the aggregate amount of Revolver Commitments hereunder shall not exceed $14,200,000.00.

  (c) Section 2.11 is hereby amended by adding a new Section 2.11(k) to the end thereof as follows:

  (k) Notwithstanding anything to the contrary, after Amendment No. 1 Effective Date, the Borrowers shall not be entitled to request the issuance of Letters of Credit hereunder.

  (d) Section 4.9(a) is hereby amended and restated in its entirety as follows:

  (a) [RESERVED].

  (e) Schedule 5.2 of the Credit Agreement is hereby replaced with Schedule 5.2 attached hereto.

  (f) Article 5 is hereby amended by adding the new Sections 5.17, 5.18, and 5.19 to the end thereof as follows:

  5.17 Inventory Appraisal. The Borrowers shall fully cooperate with appraisers retained by Agent to complete an appraisal of Borrowers' Inventory and promptly provide all information and materials requested by such appraisers and take all other action reasonably requested by the appraisers to enable them to complete their audit no later than May 19, 2017.

  5.18 Sale or Restructuring Process. The Borrowers, with the assistance of the Investment Banker, shall market the Borrowers' businesses and assets for sale. If the Borrowers fail to consummate an Acceptable Sale or an Acceptable Restructuring on or before the Outside Transaction Closing Date, any such failure shall constitute an immediate Event of Default as of such date. In addition, the Borrowers shall strictly and timely comply with each and every one of the following additional covenants regarding the sale process:

  (i) On or before April 14, 2017, the Borrowers shall have retained the Investment Banker pursuant to the terms of the Investment Banker Engagement Letter (provided, however, that such date may be extended by Agent and the Required Lenders in their sole discretion).

  (ii) On or before April 21, 2017, the Borrowers and the Investment Banker shall have presented the Lender Parties with an initial proposal for the marketing process for the Borrowers' businesses and assets (provided, however, that such date may be extended by Agent and the Required Lenders in their sole discretion).

  5.19 Field Audit. Borrowers shall fully cooperate with field auditors retained by Agent to review Borrowers' Accounts and bank accounts and promptly provide all information and materials requested by such auditors and take all other action reasonably requested by the auditors to enable them to complete their audit no later than April 14, 2017.

  (g) Section 7 is hereby amended and restated in its entirety as follows:

  Each Borrower covenants and agrees that Parent Borrowers will:

  (a) Minimum Cash Balance. From and after the Amendment No. 1 Effective Date and until termination of all of the Commitments and payment in full of the Obligations, maintain a cash balance, as measured as of the close of business on each Monday, of at least $8,000,000.

  (b) Borrowing Base Excess. From and after the date that is 30 days after the Amendment No. 1 Effective Date and until termination of all of the Commitments and payment in full of the Obligations, as of the last day of each calendar month, not permit the amount of the Borrowing Base (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent, whether delivered pursuant to Schedule 5.2 or otherwise) minus the principal amount of all Loans outstanding at such time to be less than or equal to fifteen million dollars ($15,000,000).

  (h) Section 8.2(a) is hereby amended and restated in its entirety as follows:

  (a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.2, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit any Borrower's properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers' affairs, finances, and accounts with officers and employees of any Borrower), 5.10, 5.11, 5.14, 5.17, 5.18, 5.19 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the Guaranty and Security Agreement;

  (i) Section 8.3 is hereby amended and restated in its entirety as follows:

  8.3 Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $1,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect (it being understood and agreed that the agreed stay dated March 17, 2017 with respect to the award entered on February 2, 2017 in the arbitration proceeding among certain Borrowers and GlaxoSmithKline LLC, Glaxo Group Limited, GlaxoSmithKline Intellectual Property Holdings Limited, GlaxoSmithKline Intellectual Property Management Limited while in effect shall constitute a stay of enforcement pursuant to this subclause (2) with respect to such award), or (b) enforcement proceedings are commenced upon such judgment, order, or award.

  (j) The Credit Agreement is hereby amended by adding a new Article 18 to the end thereof as follows:

  18. AMENDMENT NO. 1 AMENDMENT FEE.

  The Borrowers shall pay to Agent an amendment fee in connection with the Amendment No. 1 in the amount of $280,000 of which (1) $140,000 shall be paid on the Amendment No. 1 Effective Date and (2) $140,000 shall be paid on or before July 31, 2017; provided, however, that if the Obligations are paid in full in cash prior to July 31, 2017 the portion of the fee set forth in subpart (2) hereof shall be waived. The fee shall be fully earned and (except to the extent of the proviso in the foregoing sentence) shall be non-refundable immediately prior to giving effect to the Amendment No. 1.

  Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrowers shall have no rights under this Amendment, until the following conditions precedent have been satisfied or duly waived by the Lenders (such date, the "Amendment No. 1 Closing Date"):

  (a) Certain Documents. The Agent shall have received each of the following, in form and substance satisfactory to the Agent and the Lenders party hereto:

  (i) executed counterparts to this Amendment from each of the Borrowers, the Agent and the Required Lenders;

  (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party, (x) certifying that there have been no changes from (I) the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of such Loan Party or (II) the bylaws, partnership agreement or limited liability company agreement of such Loan Party, in each case as in effect on the Closing Date or that the organizational documents of such Loan Party attached to such certificate are complete and correct copies of such organizational documents as in effect on the Amendment No. 1 Closing Date, (y) attaching and certifying a copy of the resolutions of its board of directors or other equivalent governing body, or comparable authorization, authorizing the execution, delivery and performance of this Amendment and any other Loan Document to which it is a party and (z) certifying the name, title and true signature of each officer of such Loan Party executing this Amendment and any other Loan Document to which it is a party;

  (iii) such documents and certifications as the Agent may reasonably require to evidence that each Loan Party is validly existing in good standing in its jurisdiction of organization;

  (iv) a certificate of the Chief Executive Officer of the Administrative Borrower, certifying that after giving effect to this Amendment, the Borrowers and their Subsidiaries are in pro forma compliance with each of the financial covenants set forth in Section 7(a) of the Credit Agreement;

  (v) a certificate of the Chief Executive Officer of the Administrative Borrower, certifying that, immediately after giving effect to this Amendment, (x) no Default or Event of Default exists, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties are true and correct in all respects) and (z) since December 31, 2016, there has been no change which has had or could reasonably be expected to have a Material Adverse Effect; and

  (vi) all such other documentation as requested by the Agent in connection herewith.

  (b) Fees and Expenses Paid. The Borrowers shall have paid to the Agent:

  (i) a fee in the amount of $140,000 paid pursuant to subpart (i) of Article 18 of the Credit Agreement; and

  (ii) the costs and expenses of the Agent incurred in connection with this Amendment or the Credit Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Agent).

  (c) Retention of Financial Advisor. Borrowers shall have retained Ernst & Young (or another firm selected by Borrowers and reasonably satisfactory to Agent) as their financial advisor.

  Representations and Warranties. To induce the Lenders and the Agent to enter into this Amendment, each Borrower hereby represents and warrants the following to the Lenders and the Agent:

  (a) Each Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

  (b) The execution and delivery of this Amendment, and the performance of this Amendment and the Credit Agreement, as amended hereby, by each Borrower are within such Borrower's organizational powers and have been duly authorized by all necessary organizational, and, if required, shareholder, partner or member, action.

  (c) The execution and delivery of this Amendment, and the performance of this Amendment and the Credit Agreement, as amended hereby, by each Borrower (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (ii) will not violate any Requirements of Law applicable to such Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (iii) will not violate or result in a default under any indenture, material agreement or other material instrument binding on any Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by any Borrower or any of its Subsidiaries and (iv) will not result in the creation or imposition of any Lien on any asset of any Borrower or any of its Subsidiaries, except Liens created under the Loan Documents.

  (d) This Amendment has been duly executed and delivered for the benefit of or on behalf of each Borrower, and this Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of each Borrower, enforceable against such Borrower in accordance with their terms except as the enforceability hereof and thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

  (e) Immediately after giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (other than (A) those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties are true and correct in all respects and (B) those representations and warranties that specifically refer to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties were true and correct in all respects as of such earlier date)), and no Default or Event of Default has occurred and is continuing as of the date hereof.

  Reaffirmations and Acknowledgments.

  (a) Acknowledgment of Perfection of Security Interest. Each Borrower hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Agent and the Lenders under each Collateral Document to which such Borrower is a party (i) are in full force and effect, (ii) assuming that the Agent has taken such actions as set forth in the Collateral Documents, are properly perfected and (iii) are enforceable in accordance with the terms of the Collateral Documents, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

  (b) Reaffirmation of Obligations. Each Borrower hereby ratifies the Credit Agreement and acknowledges and reaffirms (i) that it is bound by all terms of the Credit Agreement and the Loan Documents applicable to it, (ii) that it is responsible for the observance and full performance of its respective Obligations, (iii) that neither it nor any other Loan Party has any right of setoff, recoupment or other offset with respect to any of the Obligations, the Credit Agreement or any other Loan Document and (iv) that, as of March 15, 2017, the aggregate principal balance of the outstanding Obligations under the Credit Agreement is at least $14,056,233.37, and that the respective principal balances of the various Loans and the Letter of Credit Usage as of such date were not less than the following:

Revolving Loans (excluding Letter of Credit Usage)	$14,056,233.37
Swing Loans	$0
Letter of Credit Usage	$0

  The foregoing amounts do not include interest, fees, expenses and other amounts that are chargeable or otherwise reimbursable under the Credit Agreement and the other Loan Documents.

  (c) Reserves. The Agent acknowledges and agrees that, as of the Amendment No. 1 Effective Date, (i) no Reserves exist against the Borrowing Base or the Maximum Revolver Amount and (ii) to the knowledge of the Agent, no event, condition, other circumstance or fact (or combination thereof) exists that would be the basis for the Agent to exercise its Permitted Discretion to establish a Receivable Reserve, Inventory Reserve, Bank Product Reserve, or other Reserves against the Borrowing Base or the Maximum Revolver Amount.

  Effect of Amendment. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of each Borrower (to the extent such Borrower is a party thereto) to the Lenders and the Agent. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

  Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

  No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

  Costs and Expenses. The Borrowers agree to pay on demand all reasonable, out-of-pocket costs and expenses of the Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Agent with respect thereto.

  Release. Each Loan Party, on behalf of itself and its agents, representatives, officers, directors, subsidiaries, affiliates, successors and assigns (collectively with each Loan Party, the "Releasors" and, individually, a "Releasor") hereby releases, acquits and forever discharges each Releasee (as hereinafter defined) from any and all liabilities, claims, demands, actions or causes of action of any kind (if any there be), whether absolute or contingent, due or to become due, disputed or undisputed, liquidated or unliquidated, at law or in equity, or known or unknown (collectively, the "Claims") that any Releasor now has, ever had or hereafter may have against the Agent or any Lender in any capacity, or any officer, director, partner, employee, agent, attorney, representative, subsidiary, affiliate or shareholder of the Agent or any Lender (collectively with the Agent and the Lenders, the "Releasees"), based on acts, transactions or circumstances occurring on or before the date of this Amendment that relate to (i) any Loan Document; (ii) any transaction, action or omission contemplated thereby or concluded thereunder; or (iii) any aspect of the dealings or relationships between or among any Loan Party, on the one hand, and the Agent and/or any Lender, on the other hand, relating to any Loan Document or any transaction, action or omission contemplated thereby or concluded thereunder. The provisions of this Section 10 shall be binding upon each Loan Party and shall inure to the benefit of the Releasees and each of their respective heirs, executors, administrators, successors and assigns. Each Loan Party hereby covenants that it will not sue, sue further or otherwise prosecute in any way any Claim, person or entity released in this Amendment on account of or otherwise relating to any Claim released herein.

  Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

  Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors- in-titles, and assigns.

  Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:
PERNIX THERAPEUTICS HOLDINGS, INC.
By:	/s/ John Sedor
Name: John Sedor
Title: Chief Executive Officer

MACOVEN PHARMACEUTICALS, L.L.C.
By:	/s/ Michael J. Golembiewski
Name: Michael J. Golembiewski
Title: Secretary and Treasurer

PERNIX THERAPEUTICS, LLC
By:	/s/ Michael J. Golembiewski
Name: Michael J. Golembiewski
Title: Secretary and Treasurer

CYPRESS PHARMACEUTICALS, INC.
By:	/s/ Michael J. Golembiewski
Name: Michael J. Golembiewski
Title: Secretary and Treasurer

GAINE, INC.
By:	/s/ Michael J. Golembiewski
Name: Michael J. Golembiewski
Title: Secretary and Treasurer

[Signature Page to Amendment No. 1]

RESPICOPEA INC.
By:	/s/ Michael J. Golembiewski
Name: Michael J. Golembiewski
Title: Secretary and Treasurer

HAWTHORN PHARMACEUTICALS, INC.
By:	/s/ Michael J. Golembiewski
Name: Michael J. Golembiewski
Title: Secretary and Treasurer

PERNIX SLEEP, INC.
By:	/s/ Michael J. Golembiewski
Name: Michael J. Golembiewski
Title: Secretary and Treasurer

[Signature Page to Amendment No. 1]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and Lender

By:	/s/ Henry Slauson
Name: Henry Slauson
Title: Duly Authorized Signatory

[Signature Page to Amendment No. 1]

Schedule 5.2

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Monthly (no later than the 15th day of each month); provided, however, that at any time that a Covenant Testing Period is in effect, such reports shall be due weekly (no later than the Wednesday after the end of each week)(or more frequently as Agent shall request if an Event of Default shall exist)

(a) [RESERVED],

(b) a detailed aging, by total, of Borrowers' Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(c) a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,

(d) the credit rating(s), if any, as rated by A.M. Best Company, Standard & Poor's Corporation, Moody's Investors Service, Inc., FITCH, Inc. or other applicable rating agent for the 3 largest Account Debtors with respect to Eligible Accounts for such period,

(e) a detailed Inventory system/perpetual report together with a reconciliation to Borrower's general ledger accounts (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(f) a summary aging, by vendor, of Parent's and its Subsidiaries' accounts payable and any book overdraft (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting) and an aging, by vendor, of any held checks,

(g) a detailed report regarding Parent's and its Subsidiaries' cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash,

(h) a monthly Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrowers' general ledger,

(i) a detailed calculation of Inventory categories that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,

(j) monthly accrued allowance detail in a format acceptable to Agent in its discretion,

(k) monthly managed care rebate accrual detail in a format acceptable to Agent in its discretion, tied to the beginning and ending rebate accrual balances of Borrowers' general ledger, and

(l) monthly detail on actual withholds on product returns and other discounts in a format acceptable to Agent in its discretion.

Monthly (no later than the 30th day of each month)	(m) a reconciliation of Accounts, trade accounts payable, and Inventory of Borrowers' general ledger accounts to its monthly financial statements including any book reserves related to each category.

Quarterly

(n) a report regarding Parent's and its Subsidiaries' accrued, but unpaid, ad valorem taxes, and

(o) a supplement to the Perfection Certificate in the event any information on the Perfection Certificate delivered on the Closing Date is no longer accurate.

Annually	(p) a detailed list of Parent's and its Subsidiaries' customers, with address and contact information.
Upon reasonable request by Agent

(q) copies of purchase orders and invoices for Inventory acquired by Parent or its Subsidiaries, and

(r) such other reports as to the Collateral or the financial condition of Parent and its Subsidiaries, as Agent may reasonably request.

Weekly

(s) an executed Borrowing Base Certificate,

(t) a projected statement of sources and uses of cash for the Borrowers on a weekly basis for the following 13 calendar weeks (a "13-Week Cash Flow") and a statement of cash expenditures for the Borrowers for the immediately preceding one-week period, including a comparison of actual performance against the 13-Week Cash Flow Report, and

(u) inventory balance and accounts receivable aging reports.